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                                                                     Exhibit 2.5


                          AGREEMENT AND PLAN OF MERGER

         Agreement and Plan of Merger (the "Plan of Merger"), dated as of September 2, 2003, by and between Select Medical Escrow, Inc., a Delaware corporation ("Select Medical Escrow"), and Select Medical Corporation, a Delaware corporation (the "Company" and after the Effective Time, as defined below, the "Surviving Corporation").

         The parties hereby prescribe the terms and conditions of merger and the mode of carrying the same into effect as follows:

      1. MERGER OF SELECT MEDICAL ESCROW, INC. WITH AND INTO SELECT MEDICAL CORPORATION. At the Effective Time (as such term is defined in Section 7 hereof), Select Medical Escrow will merge with and into the Company (the "Merger"), and the separate existence of Select Medical Escrow will cease. The Company will be the surviving corporation.

      2. APPROVAL OF MERGER. The Plan of Merger has been authorized and approved by the Boards of Directors of each of Select Medical Escrow, and the Company, in accordance with the laws of the States of Delaware, by written consents thereof dated August 29, 2003.

      3. CERTIFICATE OF INCORPORATION. At the Effective Time, the Restated Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of the Company, until thereafter amended as provided therein and by applicable law.

      4. DIRECTORS AND OFFICERS. At the Effective Time, the directors and officers of the Surviving Corporation shall be the directors and officers of the Company.

      5. BYLAWS. At the Effective Time, the Bylaws of the Surviving Corporation shall be the Bylaws of the Company, until thereafter amended as provided therein and by law.

      6. SHARES. At the Effective Time, each then issued and outstanding share, and each share held in the treasury, of the capital stock of Select Medical Escrow shall be cancelled. No shares or other securities or other obligations of the Company or any other corporation shall be issued in consideration for the cancellation of the shares of Select Medical Escrow

      7. FILING, EFFECTIVE TIME. If this Plan of Merger has not been terminated pursuant to Section 8 hereof; (i) the appropriate Certificate of Ownership and Merger shall be filed by the parties hereto under Delaware law; and (ii) this Plan of Merger shall become effective upon filing of such Certificate of Ownership and Merger with the Office of the Secretary of State of Delaware, and such time is referred to herein as the "Effective Time." It is understood that the parties hereto intend that the Effective Time shall occur as of the date of this Plan of Merger, or as soon thereafter as practicable. As a result of the Merger, all of the assets of Select Medical Escrow shall be transferred and distributed to the Company, and the Company shall assume all of the liabilities and obligations of Select Medical Escrow.
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      8. TERMINATION. This Plan of Merger may be terminated and the Merger abandoned by the Boards of Directors of either of Select Medical Escrow or the Company at any time prior to the Effective Time.

      9. COUNTERPARTS. This Plan of Merger may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.
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         IN WITNESS WHEREOF, the parties hereto have caused this duly approved
Agreement and Plan of Merger to be executed by their respective authorized officers as of the 2nd day of September, 2003.

                                   SELECT MEDICAL CORPORATION


                                   By:    /s/  Michael E. Tarvin
                                        ----------------------------
                                        Name:  Michael E. Tarvin
                                        Title: Senior Vice President


                                   SELECT MEDICAL ESCROW, INC.


                                   By:    /s/  Michael E. Tarvin
                                        ----------------------------
                                        Name:  Michael E. Tarvin
                                        Title: Vice President